Exhibit 10.13

November 21, 2022

Matt Zinn

RE: OFFER LETTER

Dear Matt,
On behalf of Matterport, Inc. (together with its subsidiaries, the "Company"), I am pleased to offer you the position of Chief Legal Officer (CLO), reporting to RJ Pittman, CEO. This is a full-time exempt position. This position is based remotely in the United States.
This letter sets out the terms and conditions of your employment, which will start on a date to be mutually agreed upon (the "Start Date"), and currently anticipated to be December 12, 2022. This offer and your Start Date are contingent upon successful completion of reference and background checks. Your authorization for the background check should be completed at your earliest convenience to complete this step.
POSITION
You will have the customary duties and responsibilities of your position and such other duties and responsibilities as shall be assigned to you from time to time. You agree to devote your full-time and best efforts to the performance of your duties to the Company and you agree that, during your employment with the Company, you will not, directly or indirectly, engage or participate in any other employment or occupation, or in any activities which may conflict with the best interests of or compete (directly or indirectly) with the Company.
BASE COMPENSATION
We are offering you a base salary at the annual rate of $375,000 (prorated for any partial year of employment) less applicable withholdings and deductions. Wages are paid on the 15th and the last day of the month in accordance with the Company’s normal payroll procedures. You should note that the Company may modify job titles, salaries, compensation and benefits from time to time as it deems necessary, in accordance with applicable laws.
CASH INCENTIVE COMPENSATION
In addition, commencing in 2023, you will participate in the Company’s Corporate Cash Incentive Plan (CCIP) with an annual incentive target of 30% of your base salary for the applicable year. For employees at the C-level, incentives are dependent upon corporate achievement of Company goals and objectives. Your annual incentives will be subject to the terms and conditions of the CCIP, which will be provided in a separate document.
SIGN-ON BONUS
In addition, you will be paid a one-time sign-on bonus of $150,000 less applicable withholdings and deductions. This sign-on bonus will be paid on January 15, 2023. Notwithstanding the foregoing, the sign-on bonus will not be earned unless and until you remain in continued employment with the Company through the first anniversary of your Start Date. Accordingly, if you voluntarily resign your employment with the Company before the first anniversary of your Start Date, you agree to reimburse to the Company a prorated portion of your net sign-on bonus, determined by multiplying the full amount of your net sign-on bonus by a fraction, the numerator of which equals the number of days from your termination date through the first anniversary of your Start Date and the denominator of which equals 365.

EQUITY
Subject to approval by the Company’s board of directors (the “Board”) or its compensation committee and your continued employment through the grant date, on or as soon as practicable following your Start Date, you will be granted an award of restricted stock units (“RSUs”) covering shares of the Company’s Class A common stock with a value of $5,000,000 (the “Award”). The number of RSUs subject to the Award will be determined by dividing this dollar value by the closing trading price of the Company’s Class A common stock on your Start Date. The Award will vest as to 25% of the total RSUs subject thereto on the first anniversary of your Start Date and as to 1/16th of the total RSUs subject thereto on each quarterly anniversary of your Start Date thereafter, subject to your continued employment through the applicable vesting date. The Award will be granted under, and will be subject to the terms and conditions of, the Company’s 2021 Incentive Award Plan and an individual award agreement.
Additionally, commencing in 2023, you will be eligible to participate in any annual equity award refresh program (if any) that the Company establishes for its executives, on such terms and conditions that are determined by the Board or its compensation committee in its discretion.
EXECUTIVE SEVERANCE PLAN
Once approved and adopted by the Company’s Board of Directors, you will be eligible to participate in the Company’s Executive Severance Plan as a “Tier 2 Participant,” subject to the terms and conditions thereof. A copy of the Executive Severance Plan has been provided to you concurrently with this offer letter.
EMPLOYEE BENEFITS
You will be eligible to participate in Company-sponsored benefits, including health benefits, time off, retirement, and other benefits that the Company may offer to its employees generally. Please reference the benefits booklet for more details on the Company’s benefits. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees.
EQUIPMENT
You understand that the Company may provide you with equipment to help you perform your duties, including, but not limited to, computers, iPads, and access badges. You further understand that it is your obligation to take proper care of all such equipment during your employment, and to return these to the Company in good working order immediately upon the termination of your employment or at such earlier time as the Company may request.
NO CONFLICTS
By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company and that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreement will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company’s premises, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
COMPANY POLICIES
As a Company employee, you will be expected to abide by the Company’s rules and policies. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will distribute. Company policies may change from time to time in accordance with applicable laws and Company discretion.
CONDITIONS OF EMPLOYMENT
For purposes of federal immigration law, as a condition of employment you are required to provide to the Company, documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.
AT WILL EMPLOYMENT
Your employment with the Company is “at will”, which means that either the Company or you can terminate your employment at any time with or without notice and with or without cause. Any contrary representations made to you are superseded by this offer and this is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
PROPRIETARY INFORMATION/NON DISCLOSURE/NON SOLICITATION OF EMPLOYEES
As a condition of your employment you will be required to sign the Company’s Code of Conduct and the Confidential Information and Invention Assignment Agreement (the “CIIA”) prior to beginning employment. Copies of both are enclosed and require among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Any future inventions that the employee develops entirely on his or her own without using company time or equipment (and do not relate to the Company’s business) would be exempt from the CIIA. The CIIA also requires you to agree that during your employment with the Company, and for one year after, you will not solicit for employment by any entity or person other than the Company, any current Company employee who was employed by the Company during the course of your employment.
ARBITRATION
Included with this offer letter is a mutual agreement for arbitration of any disputes between you and the Company. Your agreement to arbitration is not a condition of employment. If you choose to agree, please sign and return the arbitration agreement within ten (10) business days after your Start Date.
SEVERABILITY
To the extent any provision of this offer letter or application of it to any person, place, or circumstance shall be determined to be invalid, unlawful or otherwise unenforceable, in whole or in part, the remainder of the offer letter shall remain in full force and effect, and this offer letter shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. Any dispute arising out of your employment will be governed by the laws of the state in which you work for the Company. You consent to the jurisdiction in the appropriate federal or state courts in the county of Santa Clara, State of California for purposes of resolving all disputes arising out of your employment with the Company.
ENTIRE AGREEMENT
This letter, along with the CIIA and any other agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersedes any prior representations or agreement including, but not limited to, any representations made during your recruitment, interviews or pre employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by November 25, 2022.

A fully executed copy of this letter will be available through your Zenefits account once your acceptance has been completed.
We look forward to your favorable reply and to working with you. Should you have questions, please contact the hiring manager or recruiting@matterport.com.
Matt, we are excited by the prospect of you joining the Company.

Sincerely,

Matterport, Inc

/s/ Jean Barbagelata
Jean Barbagelata
Chief People Officer
I hereby agree to and accept employment with the Company on the terms and conditions set forth in this offer letter.

/s/ Matt Zinn	11/22/2022
Matt Zinn	Date